Exhibit 10.9

BANK SERVICING AGREEMENT

        THIS AGREEMENT, made this 29th day of April, 2005, by and between CLARKSTON FINANCIAL CORPORATION, a Michigan Corporation, hereinafter referred to as “CLARKSTON,” and HURON VALLEY STATE BANK, a Michigan Banking Corporation, hereinafter referred to as “BANK.”

        BANK desires to enter into an agreement with CLARKSTON to provide certain data processing and other support functions relating to general banking services and CLARKSTON is willing to do so based on the following terms and conditions,

        NOW, THEREFORE, CLARKSTON and BANK agree as follows:

EFFECTIVE DATE AND TERM OF AGREEMENT

        This agreement shall be effective upon signing by CLARKSTON and BANK. The initial term of this agreement shall be for a period of five (5) years from the effective date, subject to earlier termination and/or renewal as provided in this agreement.

PROVIDER BANK AND RECIPIENT BANK

        CLARKSTON shall be the provider bank for BANK as recipient bank of the banking services described in this agreement.

RIGHTS, POWERS, AND PRIVILEGES

        Each party shall have all rights, powers, and privileges reasonably necessary to perform the required services and shall be authorized to act as agent for, and on behalf of, the other party provided said actions are performed within the scope of the authority conferred by the terms hereof. BANK shall have no liability for acts performed by CLARKSTON, which are outside of the authority granted by the terms hereof.

SERVICES TO BE PROVIDED

        CLARKSTON agrees to provide such data processing, and other support services, listed on the attached Exhibit A, and such other functions and services for BANK as may be added to Exhibit A from time to time, by written amendment, hereinafter referred to as “SERVICES.” Such SERVICES as listed on Exhibit A are by way of illustration and example, and not by way of limitation in accordance with the terms of this agreement. Additional SERVICES as shall be requested and/or reasonably necessary in the providing of general banking and support functions, upon mutual agreement, shall not be unreasonably withheld, except such SERVICES as may be specifically excluded by the terms of this agreement.

ADDITIONAL SPECIAL SERVICES

        CLARKSTON agrees to provide BANK with such other additional special SERVICES that may not be set forth in Exhibit A as may be, by mutual consent, requested from time to time. Any such SERVICES shall be provided and governed by this agreement by way of reference. Such SERVICES may include, but are not limited to:

1.	Night depository services, land contract, lease accounting, or other customer collection Services;
2.	Bankcard customer payment receipts, bankcard cash advance, correspondent bank services;
3.	Electronic fund transfer, automated teller machine, wire transfer, and related networking services, and;
4.	Technical support and advisory services.

EXCEPTED SERVICES

        Notwithstanding anything to the contrary contained in the terms of this agreement, CLARKSTON shall not be authorized on behalf of BANK to provide any of the following services, which shall be specifically excluded from this agreement:

1.	Loan approval;
2.	Certification of checks;
3.	Trust services;
4.	Administrative and/or discretionary management decisions affecting products and/or bank services, including but not necessarily limited to the waiver of customer charges or fees, product pricing changes, alteration of customer contract, or loan terms, without specific authorization from BANK.

CONSIDERATION

        BANK agrees to pay CLARKSTON for SERVICES performed in accordance with the schedule set forth on Exhibit B. Billing for such SERVICES will be rendered on or about the beginning of each month for SERVICES performed during the preceding month. CLARKSTON and BANK agree that charges for such SERVICES may be changed from time to time; however, CLARKSTON agrees to notify BANK of any such changes not less than sixty (60) days prior to implementing such changes.

SUPPLIES FORMS AND EQUIPMENT

        BANK will provide all input, output, balance control, and other forms necessary for CLARKSTON to perform SERVICES. CLARKSTON reserves the right to direct the relevant vendor to bill BANK directly for the purchase price, and related cost of such forms and other documents necessary to meet the specifications for such supplies and forms as required by CLARKSTON. BANK may request supplies from alternate, acceptable vendors, provided all forms to be used by CLARKSTON must be submitted to CLARKSTON in advance. CLARKSTON agrees to consider all reasonable requests for variations to such forms and specifications.

        BANK will pay all costs of telephone, communication line, data sets, modems, terminals, and other equipment necessary, including installation and maintenance costs for any on-line SERVICES provided by CLARKSTON. However, such costs may be prorated where such SERVICES are provided for the mutual benefit of BANK and CLARKSTON.

DELIVERY

        BANK will be responsible for timely delivery, in accordance with customary practices of BANK and CLARKSTON, of all input and output data to the facilities designated by CLARKSTON necessary to providing the SERVICES. CLARKSTON and BANK may provide to, and on behalf of, each other such transportation SERVICES as are necessary for the timely receipt, processing, and handling of such data.

COMPLIANCE

        CLARKSTON agrees to utilize its best efforts in performing such SERVICES to assure compliance with applicable federal and state law and/or regulations. BANK agrees to indemnify and hold harmless CLARKSTON from all liability, damages, actions, penalties, fees, or other costs arising from, or in conjunction with, the SERVICES performed. BANK agrees to promptly notify CLARKSTON of any suspected violations, irregularities, practice, or procedure that may be in violation of, or not in compliance with law or regulation. CLARKSTON agrees to take all reasonable steps to promptly remedy any such violation.

PROCEDURES AND OPERATING PRACTICES

        BANK agrees to implement and adhere to procedures and operating rules established by CLARKSTON as required for the timely and correct processing of SERVICES provided hereunder, and any technical or format specifications or restrictions required by CLARKSTON for the submission, processing, or handling of data, information, or forms from BANK. CLARKSTON agrees that such policies and procedures shall be limited to the requirements of providing the SERVICES specified hereunder, and shall not otherwise interfere with BANK’s management or administrative policies, procedures, or practices.

UPGRADES and ENHANCEMENTS

        CLARKSTON reserves the sole right to revise, upgrade, enhance, and/or implement equipment, software, or other technologies related to the SERVICES provided hereunder.

CONFIDENTIALITY AND SECURITY OF RECORDS AND INFORMATION

        CLARKSTON and BANK shall establish and follow procedures designed to maintain and protect the confidentiality of BANK’s proprietary and managerial information gained by CLARKSTON in the performance of SERVICES hereunder. Each party shall establish and maintain proper procedures to afford an adequate level of security and protection from misuse, loss, and/or theft of all documents, materials, and/or other information in whatsoever form utilized, which has been acquired and/or accessed by the other party in the performance of this agreement.

CONFIDENTIALITY OF CONSUMER INFORMATION

        CLARKSTON agrees to use any and all information provided by BANK only to perform the specific services for which the information was disclosed. CLARKSTON shall not disclose any information provided to it by BANK other than to employees that have a specific need to know the information in order to perform the services for which the information was disclosed and to other parties as allowed by law. CLARKSTON shall be responsible for any and all unlawful disclosures of such information, including unlawful disclosures made by its employees.

        CLARKSTON represents that it is aware that this provision is required under § 502(b)(2) of the Gramm-Leach-Bliley Act and the regulations promulgated thereunder, and further represents that it is aware of the restrictions of such provisions and agrees to comply with such restrictions.

        Upon BANK’s request, CLARKSTON shall provide BANK with copies of any and all written policies of CLARKSTON regarding its policies, procedures, and practices for safeguarding the security of consumer information.

        A breach of this section shall be considered a material breach of the Agreement.

AUDIT AND ACCESS TO RECORDS

        CLARKSTON agrees to make BANK’s data, records, or other information available for examination by authorized officers or agents of BANK during regular business hours. CLARKSTON shall not disclose any of BANK’s data, except as required by law, court order, rule, regulation, or regulatory examination, or as required for reporting to other outside agencies in the normal course of business. CLARKSTON shall provide access to the necessary books and records of BANK as such shall be requested to assure compliance with established internal and or external audit and control procedures.

MICROFILMING AND RECONSTRUCTION

        CLARKSTON agrees to take all reasonable steps to assure a permanent record of transactions, and to act in good faith and exercise ordinary and prudent care and caution in the handling of such documents and transactions. BANK will bear all risk of loss and expense of reconstruction of such data, except for any losses actually caused by CLARKSTON’s negligence occurring while such data was in CLARKSTON’s possession at a site for processing.

MALFUNCTION

        BANK agrees to waive any claim against CLARKSTON for any losses, direct or indirect, and any consequential damages arising from any malfunction of processing equipment due to acts of God, natural disasters, power failures, or equipment malfunction, causing the processing of SERVICES to BANK to be delayed. CLARKSTON warrants that it will take all reasonable steps to avoid such interruptions, and make every reasonable attempt to restore SERVICES as quickly as possible following any such interruptions.

REVIEW

        BANK agrees to review reasonably and promptly upon receipt all reports, balance control totals, and other information provided by CLARKSTON. Balancing and control, and other SERVICES performed by CLARKSTON shall be subject to the same timeliness and review. CLARKSTON agrees to notify BANK promptly upon the discovery of any error or out of balance control which would adversely affect BANK. BANK agrees to notify CLARKSTON promptly upon discovery of any error or out of balance control total.

CORRECTIONS

        CLARKSTON agrees to promptly correct any errors made by CLARKSTON in the processing of any BANK’s data, including the rebuilding of any data files damaged or destroyed due to CLARKSTON’s error. Any such corrections or rebuilding will be without charge to BANK, unless caused by the nature or lack of timeliness of data submitted by BANK, in which case BANK will pay CLARKSTON its reasonable expenses and charges.

INSURANCE COVERAGE

        BANK agrees to obtain such insurance and bond policies as necessary to cover any losses or damages with respect to CLARKSTON’s handling, transporting, or processing of BANK’s property or data.

PLACE OF PERFORMANCE

        The SERVICES provided hereunder shall be performed by CLARKSTON at CLARKSTON’s primary location at 15 South Main Street, Clarkston, Michigan 48346 and/or other locations as determined by mutual agreement.

INDEMNIFICATION

        Each party shall indemnify and hold the other party harmless for any and all loss or liability arising from any claim or loss, which was caused and/or occasioned by said parties negligence, improper action, or ultra vires acts.

        Notwithstanding anything to the contrary hereinabove contained, neither party shall be required to indemnify and hold the other party harmless for claims asserted, provided that said party has acted in good faith and has exercised ordinary and prudent care and caution in the handling, transacting, and/or processing of a SERVICE or SERVICES to be provided to the other party.

TERMINATION

        This agreement may be terminated by either party by mutual agreement, or by one party upon not less than sixty (60) days prior written notice to the other party; provided, however, that any termination shall provide reasonable time for the parties hereto to make an orderly transition of such SERVICES to another provider. In the event of such termination by BANK, it will pay CLARKSTON a termination fee in accordance with Exhibit C.

EXTENSION OR AMENDMENT OF AGREEMENT

        This agreement may be renewed, extended, and/or amended upon the subsequent mutual agreement of the parties hereto. Such extensions or amendments shall be in written form and incorporated by way of reference to this agreement.

GOVERNING LAW

        This agreement shall be governed and interpreted under the internal laws of the State of Michigan.

SEVERABILITY

        If any term, condition, or provision hereof shall be subsequently determined to be void, invalid, and/or unenforceable, such void, invalid, or unenforceable provision shall be severed and deleted herefrom. However, all other terms and conditions not affected thereby shall remain in full force and affect.

BINDING EFFECT

        This agreement shall be binding upon the parties and their agents, successors, and assigns.

        IN WITNESS WHEREOF, the parties have executed this agreement by their duly authorized officers the day and year first above written.

CLARKSTON FINANCIAL CORPORATION By: /s/ James W. Distelrath —————————————— Its: Vice President - Comptroller ——————————————	HURON VALLEY STATE BANK By: /s/ David H. Blossey —————————————— Its: President and CEO ——————————————

SERVICES PROVIDED

EXHIBIT A

INFORMATION SYSTEMS

Item Processing
Proof Encoding Batch Reconciliation MICR Operation Cash Letter Preparation Exception Item Handling Statement Processing

Account Processing
Demand Deposit Accounting (DDA)
Savings
Individual Retirement Accounts (IRA)
Certificates of Deposit
General Ledger
ATM/Debit Card Processing and Support
ACH Origination and ACH Processing through PIM
Bond Accounting
Data Entry
Check Kite Activity

Special Services
Correspondent Bank Services
Account Reconciliations
Daily Difference Control Reconciliation
Return Item Service
IRS Information Reporting
Microfilm Research
Year End Processing
Garnishments, tax Levies, Subpoena Research
[Internet Banking]
Interest Rate Changes

SERVICING COSTS AND CHARGES

EXHIBIT B

Computer Processing
Data Processing costs will be charged to each bank based on the number of items processed each month per bank as a percentage of total items processed.

Proof
Proof costs will be charged to each bank based on the number of items processed each month per bank as a percentage of total items processed. Additional charges will be added for corrections.

Human Resources
Personnel costs will be charged to each bank based on the number of employees on the payroll register of each bank as a percentage of total employees.

Support Services
Accounting
Operations
Administration
Audit [Internal/External]

The above services will be charged to each bank as a percentage of the actual monthly costs of these departments. Employees of these departments will do a time study at least annually. The time actually spent for each bank will determine the percentage of costs charged to that bank.

[Initially, we expect these costs to be approximate $10,000].